                                                                    EXHIBIT 99.1


                          PACIFIC CREST CAPITAL, INC.

                       PACIFIC CREST INVESTMENT AND LOAN

                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN



ARTICLE 1.  PURPOSE AND EFFECTIVE DATE.

          1.1 Purposes. The purposes of the Pacific Crest Capital, Inc. Non-Employee Directors' Stock Plan (the "Plan") are to promote the success of Pacific Crest Capital, Inc. (the "Company") by encouraging non-employee members of the Board of Directors (the "Board") of the Company and its subsidiary, Pacific Crest Investment and Loan (the "Thrift") to increase their ownership of Company common stock ("Common Stock") and thereby align their interests more closely with the interests of the other stockholders of the Company, to encourage the highest levels of Director performance by providing Directors with an enhanced interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain Directors of outstanding competence. This will be accomplished by allowing non-employee Directors of the Company and of the Thrift to elect voluntarily to receive all or a portion of their fees for services as a member of the Board in shares of Common Stock ("Participants").

          1.2 Effective Date. The effective date of the Plan (the "Effective Date") is June 10, 1996 (60 days after the date of its adoption by the Board and by the Board of Directors of the Bank), subject to approval of the shareholders of the Company by the affirmative vote of a majority of shares of Common Stock present, or represented, and entitled to vote on the subject matter, at the 1996 Annual Meeting of Shareholders of the Company at which a quorum is present.

ARTICLE 2.  ADMINISTRATION.

          2.1 The Plan shall be administered by a committee (the "Committee") of three or more individuals appointed by the Board to administer the Plan. The members of the Committee must be members of, and shall serve at the discretion of, the Board. The members of the Committee shall be "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any successor rule or definition adopted by the Securities and Exchange Commission ("Rule l6b-3"), if, in the opinion of counsel for the Company, the absence of "disinterested" administrators would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any Participant's acquisition of Common Stock under the Plan. The Plan shall initially be administered by the Compensation Committee of the Board.

          2.2 Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan; to establish, amend and rescind appropriate rules and regulations relating to the Plan; to administer the Plan; and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including, but without limitation, the Company, the Committee, the Participants and their respective successors in interest. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination (other than the amount of fees elected to be paid in Common Stock) relating solely or primarily to his or her own interest in the Common Stock issued or to be issued under the Plan.

ARTICLE 3.  ELIGIBILITY AND PARTICIPATION.

          3.1 Participation in the Plan shall be limited to members of the Board of the Company.

          3.2 A Participant may elect to receive all or a portion of his fees for services as a member of the Board in shares of Common Stock. These fees include, without limitation, the annual retainer, the committee chairperson retainer and any meeting fees for attendance at meetings of the Board and its committees ("Fees").

          3.3 A Participant may join the Plan by providing the Company with written notice of his or her election to participate and the portion and components of his fees for services as a member of the Board, in increments of 25%, not to exceed an aggregate of 100%, that he or she wishes to receive in shares of Common Stock. Such election shall be made at least six months prior to the start of the calendar year for which the Fees would otherwise be paid; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly elected or appointed Directors within 30 days of their initial election or appointment, the following special alternative rule as to the permitted time for making the election also shall be available: the election may be made at least 60 days prior to the date the deferred Fees would otherwise have been payable to the Director. An election by a Participant shall be deemed to be continuing, and therefore applicable to Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in Section 3.4. This notice shall be effective when received by the Company unless, in the opinion of counsel for the Company, such an effective date would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Participant's acquisitions of Common Stock under the Plan, in which event the election shall be effective six months after it is received by the Company.

          3.4 A Participant's election to join the Plan shall be irrevocable. Notwithstanding the preceding sentence, a Participant may revoke or change any election by means of a subsequent election in writing that takes effect six months after the subsequent election is received by the Company if, in the opinion of counsel for the Company, such a subsequent election would not adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Participant's acquisitions of Common Stock under the Plan.

ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN.

          4.1 The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 50,000 subject to adjustment as herein provided. Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

          4.2 In the event of any merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Committee, in its sole discretion, shall make such modifications, substitutions or adjustments as it deems necessary to reflect such change so as to prevent the deletion or enlargement of rights, including, but not limited to, modifications, substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan.

ARTICLE 5.  ISSUANCE OF SHARES.

          5.1 All shares issued under the Plan, including fractional shares, shall be held in a book-entry account ("Book-Entry Account") with the Company's transfer agent unless the Committee designates another person to act in that capacity.

          5.2 All Fees paid pursuant to Article 3 shall be credited to the Participant's Book-Entry Account as of the later of (a) the date the Fees would otherwise have been paid to the Participant (the "Deferral Date") or (b) October 10, 1996 and converted to shares of Common Stock as follows: the number of shares of Common Stock shall equal the amount of deferred Fees divided by the Fair Market Value (as defined in Section 5.3, below) of a share of Common Stock on the later of the Deferral Date or October 10, 1996, with fractional shares calculated to at least three decimal places. However, notwithstanding the provisions of the preceding sentence regarding the date as of which deferred Fees shall be credited to Book-Entry Accounts, in the case of deferral elections made under the special alternative rule specified in Section 3.3 the deferred Fees shall be credited and converted to Shares of Common Stock on the later of
(x) the Deferral Date or (y) the date which follows by six months such deferral election.

          5.3 As of each dividend payment date with respect to shares of Common Stock held in the Book-Entry Account established pursuant to Section 5.1 above, each Participant shall have credited to his or her Book-Entry Account an additional number of shares of Common Stock equal to: the per-share cash dividend payable with respect to a share of Common Stock on such dividend payment date multiplied by the number of shares of Common Stock held in the Book-Entry Account as of the close of business on the record date for such dividend divided by the average of the highest and lowest quoted selling prices for shares of Common Stock on the relevant date, or (if there were no sales on such date) the average so computed on the next preceding business day, as reported in The Wall Street Journal or a similar source selected by the Committee (the "Fair Market Value") of a share of Common Stock on such dividend payment date. If dividends are paid on shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Book-Entry Account.

          5.4 Each Participant may designate, on a form provided by or otherwise satisfactory to the Committee, one or more beneficiaries to receive the shares held in the Book-Entry Account in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.

          5.5 Participants may in the alternative elect to receive a stock certificate representing the number of whole shares acquired by notifying the Corporate Secretary of the Company in writing. The Company will make a cash payment to the Participant for any fractional share in lieu of issuing a stock certificate at a price equal to the Fair Market Value of the Common Stock on the date the election to receive a stock certificate is received by the Corporate Secretary (or, if there is no Fair Market Value of the Common Stock on such date, the Fair Market Value of the Common Stock on the next preceding business day), multiplied by such fraction.

          5.6 Common Stock acquired under this Plan shall be subject to such other conditions and restrictions, if any, as the Committee may determine.

ARTICLE 6.  ADDITIONAL PROVISIONS.

          6.1 Nothing contained in the Plan shall be deemed to confer upon any Participant any right to continue to serve as a Director.

          6.2 The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of Rule 16b-3 or any other applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, or if the Board in its discretion determines to seek such shareholder approval; provided, however, that without the consent of an affected participant, no such action may materially impair the rights of such Participant with respect to any shares of Common Stock credited to his or her Book-Entry Account; and provided, however, that any "plan provision" referred to in Rule l6b-3(c)(2)(ii)(B) under the Exchange Act shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, if such amendment would cause any Participant or other Director to no longer be deemed a "disinterested person" within the meaning of Rule 16b-3.

          6.3 With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 regardless of whether such conditions are set forth in the Plan. To the extent any provision of the Plan or action by the

Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

          6.4 The consideration for shares of Common Stock issued or delivered in lieu of payment of Fees will be the Director's service during the period to which the Fees paid in the form of shares of Common Stock related.

          6.5 The Company will not be obligated to issue or deliver shares of Common Stock in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, any other federal or state securities or other law or regulation, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other contractual obligation of the Company, until the Company is satisfied that such laws, regulations, requirements and other obligations have been complied with in full. Certificates representing shares of Common Stock delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, requirements and other obligations, including any requirement that a legend or legends be placed thereon.

          6.6 Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

          6.7 The validity, construction, and effect of the Plan and all rights hereunder will be determined in accordance with the laws of the State of Delaware.

          6.8 The headings of articles and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

ARTICLE 7.  DURATION OF THE PLAN.

          The Plan shall become effective upon the approval of the Plan by the affirmative votes of a majority of the votes entitled to be cast by the holders of all securities of the Company present, or represented, and entitled to vote at the Company's 1996 annual meeting of stockholders. Unless an earlier termination date is fixed by the Board or the Committee, the Plan will remain in effect until such time as no shares of Common Stock remain available for delivery under the Plan, provided that no such termination shall affect the prior rights under the Plan of anyone to whom shares have been transferred prior to such termination.